NEITHER THE ISSUANCE NOR THE SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION IN A GENERALLY ACCEPTABLE FORM OF COUNSEL, WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER AND BE REASONABLY ACCEPTABLE TO THE ISSUER, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE.

VERTICALNET, INC.

Junior Unsecured Subordinated Note

Issuance Date: May 22, 2007	Principal: U.S. $

FOR VALUE RECEIVED, Verticalnet, Inc., a Pennsylvania corporation (the “Company”), hereby promises to pay to      (“Holder”) the amount set out above as the Principal (the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the rate of 12.00% per annum (the “Interest Rate”), from the date set out above as the Issuance Date (the “Issuance Date”) in accordance with the terms of the Note, until the same becomes due and payable, whether upon the Maturity Date or upon acceleration, redemption or otherwise (in each case, in accordance with the terms hereof). Certain capitalized terms used herein are defined in Section 28. Capitalized terms not otherwise defined herein have the meanings set forth in the Note Purchase Agreement.

(1) MATURITY. On the Maturity Date, the Holder shall surrender the Note to the Company and the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges, if any. The “Maturity Date” shall be the earlier of (i) May 15, 2012, (ii) the date on which any Fundamental Transaction is consummated or (iii) such earlier time as provided herein.

(2) INTEREST; INTEREST RATE.

(a) Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 360-day year comprised of twelve 30-day months and shall accrue monthly and be payable on the Maturity Date. Interest on this Note shall accrue at the Interest Rate. From and after the occurrence of an Event of Default, the Interest Rate shall be increased to 14.0% (the "Default Rate”). In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.

(b) In the event that any interest rate(s) provided for in this Section 2 shall be determined to be unlawful, such interest rate(s) shall be computed at the highest rate permitted by applicable law. Any payment by the Company of any interest amount in excess of that permitted by law shall be considered a mistake, with the excess being applied to the principal amount of this Note without prepayment premium or penalty; if no such principal amount is outstanding, such excess shall be returned to the Company.

(3) [Reserved.]

(4) EVENTS OF DEFAULT; RIGHTS UPON EVENTS OF DEFAULT.

(a) Events of Default. Each of the following events shall constitute an “Event of Default”:

(i) the Company’s failure to pay to the Holder any amount when and as due under this Note or any other Transaction Document (as defined in the Note Purchase Agreement);

(ii) the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(iii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Subsidiaries or (C) orders the liquidation of the Company or any of its Subsidiaries;

(iv) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company or any subsidiary of the Company and, if instituted against the Company or any subsidiary of the Company by a third party, shall not be dismissed within 60 days of their initiation; or

(v) any Event of Default, under any of the Notes issued pursuant to the Note Purchase Agreement.

(b) Acceleration. If an Event of Default occurs under Section 4(a)(iii) or (iv), then the outstanding Principal of, all accrued Interest on, and any other amounts due under, this Note shall automatically become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived. If any other Event of Default occurs and is continuing, the Holder, by written notice to the Company, may declare the Principal of, all accrued Interest on, and any Late Charges or other amounts due under, this Note to be immediately due and payable. Upon such declaration, such Principal, Interest, Late Charges and other amounts shall become immediately due and payable. The Holder may rescind an acceleration and its consequences if all existing Events of Default have been cured or waived, except nonpayment of Principal, Interest, Late Charges or other amounts that have become due solely because of the acceleration, and if the rescission would not conflict with any judgment or decree.

(5) CONVERSION.

(a) Upon the closing of a Subsequent Financing, this Note shall automatically convert, into the Subsequent Shares. The number of shares (or other rights convertible into shares) of Subsequent Shares into which this Note shall be converted will be that number of shares that equals the quotient of (i) the aggregate principal amount of this Note, together with all accrued interest thereon, divided by (ii) the per share purchase price of the Subsequent Shares paid at the closing by the investors in such Subsequent Financing, without regard to any discount taken for any warrants or additional rights issued in connection with the issuance of the Subsequent Shares, as set forth in the applicable purchase agreement entered into by the Company and the investors in such Subsequent Financing. Concurrently with the conversion of this Note, the Holder shall also be granted all the same rights granted to all of the investors in such Subsequent Financing, whether pursuant to the Company’s corporate charter, contracts or otherwise.

(b) No fractional shares of Subsequent Shares shall be issued upon conversion of this Note pursuant to this Section 5(a). In lieu of the Company issuing any fractional shares to the Holder upon the conversion of this Note, the Company shall pay to the Holder the amount of outstanding principal and accrued interest that is not so converted, such payment to be in the form as provided below. As of the closing of a Subsequent Financing and the conversion of this Note pursuant to this Section 5(a), the Holder shall surrender this Note, duly endorsed, at the principal office of the Company. At its expense, the Company shall immediately issue and deliver to such Holder at such principal office a certificate or certificates for the number of shares of such Subsequent Shares to which the Holder shall be entitled upon such conversion (bearing such legends as are required by the applicable purchase agreement entered into by the Company and the an investors in such Subsequent Financing), together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described above.

(c) In the event of any conversion of this Note pursuant to this Section 5(a), such conversion shall be deemed to have been made concurrently with the closing of a Subsequent Financing and the issuance and sale of the Subsequent Shares thereto, and on and after such date the Holder of this Note entitled to receive the shares of such Subsequent Shares issuable upon such conversion shall be treated for all purposes as the record holder of such shares and a purchaser of such shares under the applicable purchase agreement entered into by the Company and the an investors in such Subsequent Financing, and shall be bound by the terms of such purchase agreement upon execution thereof. Upon conversion of this Note as set forth in this Section 5(a), the Company shall be forever released from all its obligations and liabilities under this Note, except that the Company shall be obligated to pay the Holder, within ten (10) days after the date of such conversion, any fractional shares, as described above.

(6) VOLUNTARY PREPAYMENT. The Company may prepay this Note in whole or in part at any time upon 10 Business Days prior written notice to the Holders. On the date of such prepayment, the Company shall pay any accrued and unpaid Interest on the Principal through the date of such prepayment together with the amount of any accrued and unpaid Late Charges and the Principal.

(7) FUNDAMENTAL TRANSACTION. Notwithstanding anything to the contrary set forth in this Note, upon the occurrence of a Fundamental Transaction, in satisfaction of all the Company’s rights, obligations and liabilities under this Note and the Note Purchase Agreement, contingent upon the closing of such Fundamental Transaction, the Company shall pay or cause to be paid to Holder (the “Fundamental Transaction Amount”) an amount equal to the product of (a) the aggregate outstanding principal amount of this Note, together with all accrued interest thereon, times (b) 1.075; provided, however, that in the event such Fundamental Transaction occurs within 60 days after the Issuance Date, the Fundamental Transaction Amount shall equal the product of (a) the aggregate outstanding principal amount of this Note, together with all accrued interest thereon, times (b) 1.05.

(8) [Reserved.]

(9) [Reserved.]

(10) NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(11) [Reserved.]

(12) [Reserved.]

(13) SUBORDINATION.

(a) The indebtedness evidenced by this Note is and shall be subordinate in right of payment to the prior payment in full of the Senior Indebtedness and the Senior Subordinated Indebtedness.

(b) In the event the Holder institutes a demand for, suit for, declaration of a default as to, or acceleration of the Maturity Date of the indebtedness evidenced by this Note, the Holder shall not take or receive from the Company, directly or indirectly, in cash or other property or by setoff or in any other manner (including, without limitation, from or by way of collateral), payment of all or any of the payments due under this Note, or exercise rights against any assets of the Company, unless and until the Senior Indebtedness and the Senior Subordinated Indebtedness shall have been paid in full.

(c) Upon any distribution of all or any of the assets of the Company to creditors of the Company upon the dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief or composition of the Company or its debts, whether in any bankruptcy, insolvency, arrangement, reorganization, receivership, relief or similar proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Company or otherwise, (i) no amount shall be paid by the Company in respect of the Principal or interest thereon at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness and the Senior Subordinated Indebtedness then outstanding shall have been paid in full, (ii) no claim or proof of claim shall be filed with the Company by or on behalf of the Holder which shall assert any right to receive any payments in respect of the amounts due under this Note except subject to the payment in full of the Senior Indebtedness and the Senior Subordinated Indebtedness then outstanding and (iii) any payment or distribution of any kind (whether in cash, property or securities) which otherwise would be payable or deliverable upon or with respect to this Note shall be paid or delivered directly to the holders of the Senior Indebtedness and the Senior Subordinated Indebtedness (in the case of cash) to or as collateral (in the case of noncash property or securities) for the payment or prepayment of the Senior Indebtedness and the Senior Subordinated Indebtedness until the Senior Indebtedness and the Senior Subordinated Indebtedness shall have been paid in full.

(14) [Reserved.]

(15) [Reserved.]

(16) [Reserved.]

(17) TRANSFER. This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 2(f) of the Note Purchase Agreement.

(18) REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 18(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 18(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree following redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal amount stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 18(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 18(d) and in principal amounts of at least $50,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 18(a) or Section 18(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued Interest and Late Charges on the Principal and Interest of this Note, from the Issuance Date.

(19) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(20) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

(21) CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(22) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(23) [Reserved.]

(24) NOTICES; PAYMENTS.

(a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 7(f) of the Note Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore.

(b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by wire transfer of immediately available funds in accordance with the Holder’s wire transfer instructions provided to the Company by the Holder. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date. Any amount of Principal, Interest or other amounts due under the Transaction Documents which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of 14% per annum from the date such amount was due until the same is paid in full (“Late Charge”).

(25) CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(26) WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Note Purchase Agreement.

(27) GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the Commonwealth of Pennsylvania.

(28) CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a) "Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(b) "Fundamental Transaction” means: a transaction or series of related transactions pursuant to which the Company: (i) sells, conveys or disposes of all or substantially all of its assets (the presentation of any such transaction for shareholder approval being conclusive evidence that such transaction involves the sale of all or substantially all of the assets of the Company); or (ii) merges or consolidates with or into, or engages in any other business combination with, any other person or entity, in any case that results in the holders of the voting securities of the Company immediately prior to such transaction holding or having the right to direct the voting of 50% or less of the total outstanding voting securities of the Company or such other surviving or acquiring person or entity immediately following such transaction.

(c) "GAAP” means United States generally accepted accounting principles, consistently applied.

(d) "Note Purchase Agreement” means the Note Purchase Agreement dated as of May 15, 2007 by and among the Company and the Buyers pursuant to which the Company issued the Notes.

(e) "Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(f) "Senior Indebtedness” means the principal of (and penalty or premium, if any), interest on, and all fees and other amounts (including, without limitation, any reasonable out-of-pocket costs, enforcement expenses (including reasonable out-of-pocket legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations relating thereto) payable by Company under or in connection with the Senior Secured Convertible Promissory Notes due to July 2, 2007 issued by the Company on August 16, 2005.

(g) “Senior Subordinated Indebtedness” means principal of (and penalty or premium, if any), interest on, and all fees and other amounts (including, without limitation, any reasonable out-of-pocket costs, enforcement expenses (including reasonable out-of-pocket legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations relating thereto) payable by Company under or in connection with the Senior Subordinated Discounted Promissory Note, issued by the Company on May 16, 2006.

(29) [Reserved.]

(30) CONSENT TO JURISDICTION; JURY TRIAL WAIVER. The Company and the Holder irrevocably consent to the exclusive jurisdiction of the United States federal courts and the state courts located in the County of Philadelphia, Commonwealth of Pennsylvania, in any suit or proceeding based on or arising under this Note and irrevocably agree that all claims in respect of such suit or proceeding may be determined in such courts. The Company irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding in such forum. The Company further agrees that service of process upon the Company mailed by first class mail shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. Nothing herein shall affect the right of the Holder to serve process in any other manner permitted by law. The Company agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set forth above.

VERTICALNET, INC.

By: /s/ Christopher G. Kuhn

Name: Christopher G. Kuhn
Title: Vice President and General Counsel